Exhibit 99.1

MEDLINK ACQUIRES CONTROLLING INTEREST IN ANYWHERE MD, INC.

Islandia, NY. MedLink International, Inc. (OTCBB:MLKNA) announced today that is has acquired a controlling interest of Anywhere MD, Inc. (PINKSHEETS: ANWM), a leading providor of mobile EMR solutions to healthcare facilities in the chiropractic market.

Under the terms of the Definitive Agreement signed May 14, 2007, MedLink acquired 67% of the total outstanding stock of Anywhere MD, Inc. Anywhere MD will continue to operate as a separate entity as a subsidiary of MedLink International, Inc. , and Steven J. Hixson, founder of Anywhere MD will stay on as the Anywhere MD’s Chief Executive Officer.

With the acquisition of Anywhere MD, MedLink will add an additional 4,400 doctors to its network. This acquisition is part of MedLink’s roadmap of becoming the largest physician network in the U.S.

Ray Vuono, CEO MedLink International, Inc. stated “Anywhere MD, a proven industry leader, is an ideal acquisition for MedLink. Our strategic vision remains unchanged and we believe this transaction in addition to adding significant revenue creates greater growth opportunities for MedLink and our shareholders and allows for us to accelerate our existing expansion plans. This is an extremely complementary acquisition that accomplishes a number of MedLink’s key objectives. MedLink is executing on its commitment to establish itself as the largest physician network in the U.S. This transaction will allow for both companies to strengthen and expand their core businesses and competencies, while creating significant opportunities for expansion and growth.”

Anywhere MD will work with MedLink to integrate many of the tools of the MedLink EHR into its Auto-Pilot and Auto-DOC EMR solution and offer the upgraded solution to its existing client base of 4,400 physicians.

Steven J. Hixson, CEO Anywhere MD, Inc. stated “Anywhere MD applications have been a leading solution for the chiropractic market for years and by integrating with MedLink technologies we believe this will allow for tremendous growth within the next 12 months. Together, our companies will be able to compete more effectively. The integration of the MedLink EHR and the technological enhancements will allow for us to increase our sales while offering a more complete product suite to our customers.”

James Decker, Exec VP of Sales, MedLink International, commented “MedLink stands to gain from the wealth of knowledge Anywhere MD has gained in its nearly 15 years of experience in the HIT market as well as retain their 4,400 physicians as clients and offer additional MedLink products and services such as the MedLink TV and MedLink Billing solutions.”

About Anywhere MD, Inc.

Anywhere MD, Inc. (PINKSHEETS: ANWM) provides state-of-the-art HealthCare Technologies that are shaping a new generation of patient care. Anywhere MD's expertise in clinical documentation for physicians offers a broad range of technology products to improve productivity for healthcare providers and enable them to diagnose, treat and manage patient information at the highest level.

Anywhere MD, Inc. develops, markets, sells and supports proprietary software applications for mobile handheld devices. These mobile applications provide the physician with the most recent and accurate healthcare information at the "Point Of Care." This technology eliminates a confusing and tedious 'paper trail' that can lead to inaccurate and inadequate patient charting, resulting in malpractice suits and poor patient care.

ANWM is headquartered on the central coast of California and is committed to serving thousands of healthcare professionals across the USA, Canada, Europe, Asia and Australia. Company web site is www.anywheremd.com

About MedLink International, Inc.

MedLink International is a publicly held NASDAQ Bulletin Board and Frankfurt Stock Exchange company (OTC BB:MLKNA.OB - News) (Frankfurt:WM6B.F - News), which supplies its proprietary MedLink EHR software via a Virtual Private Network (VPN) to a network of physicians, radiology clinics and other types of medical offices.

The MedLink VPN allows subscribing doctors to securely communicate with other physicians and remotely access and retrieve patient records, lab results, X-Rays, CAT Scans and other patient health information. Through its VPN, MedLink offers member institutions and physicians other products and services, such as Medical Coding & Recovery, MedLink Scheduler, MedLink Billing, Secure Health Mail, Remote PACS, Health IT infrastructure and networking, document management, and video conferencing.

The MedLink VPN delivers pertinent drug information from pharmaceutical companies to physicians. In addition to the physician Virtual Private Network, MedLink is also providing a consumer network displaying medical education, information and advertising on a network of digital screens installed in the waiting rooms of radiology clinics, medical laboratories, and physician offices. Please visit www.medlinkus.com for more information.